EXHBIT 99.1

CONTACT INFORMATION
Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor
Relations, Corporate Communications & Global Brand
Development
Phone:	812-931-2199	Email:	andy.rieth@hill-rom.com

Media Relations
Contact: Lauren Green-Caldwell, Director, Corporate Communications & Public Relations
Phone: 812-934-8692	Email: lauren.green-caldwell@hill-rom.com

HILL-ROM ANNOUNCES CEO SUCCESSION PLAN
Soderberg to retire by April 2011
Comprehensive search process commenced by Board

BATESVILLE, Ind., September 17, 2009 /PRNewswire-FirstCall/ — The Board of Directors of Hill-Rom Holdings, Inc. (NYSE: HRC) today announced plans to facilitate the orderly succession and retirement of Peter H. Soderberg, president and CEO. Consistent with his wishes conveyed at the time of his arrival in 2006 and endorsed by the Board at that time, Soderberg will formally retire as an employee of the company at the end of April 2011 (at age 65).

The Board has formed a search committee to identify a new CEO and has retained Spencer Stuart, a leading executive recruiting firm, to advise the Board. The search process, which is already underway, will include a full review of both internal and external candidates. Soderberg will remain as President and CEO until a successor is named, which is anticipated to occur in 2010. After the new CEO assumes responsibility, Soderberg will become Chief Innovation Officer reporting to the new President and CEO. In that role, it is anticipated that Soderberg will continue to advise and help shape the company’s business and product innovation initiatives on a part-time basis. Soderberg will remain on the Board until his successor has taken office.

“Hill-Rom is in a strong position as a result of Peter’s leadership. We have a clear and focused strategy and continue to execute it successfully in spite of the economic downturn. Consistent with our succession planning process and obligation to shareholders and employees, the Board is committed to an extensive search for the right candidate and expects the transition to be seamless,” said Rolf A. Classon, Hill-Rom’s Board Chairman and an independent director.

Joanne Smith, as chair of the company’s Nominating and Corporate Governance committee, added, “We are in a position to provide for an effective transition that ensures full accountability until a successor takes office. As Chief Innovation Officer, Peter will then devote his attention to advising the company on future strategic innovations, where continuity is critical.”

In commenting on today’s disclosure, Soderberg stated, “When I arrived in 2006, it was my goal to help re-establish the company’s growth, profitability and market leadership. While we now operate in challenging economic times, the company continues to successfully execute the strategy unveiled in late 2006, that has led to accelerated product introduction, expanded presence across the care continuum, improved profitability and a path to increased shareholder value.”

He added, “I am particularly pleased with the progress of our entire global team in weathering these difficult times and in preparing for significant growth as the global economy accelerates. I will continue to vigorously lead the company until my successor is named and then look forward to partnering with him or her to ensure a successful transition. My continuing role in helping the company to realize some of the true innovation initiatives we have begun and are evaluating allows me to return to my marketing and engineering roots and continue to contribute to the future success of this marvelous company, while finding the time to attend to family needs.”

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom...enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements or other health care reform actions, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the spin-off of the funeral services business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2008 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, both previously filed. The Company assumes no obligation to update or revise any forward-looking statements.

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